SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    -------

                                  SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                                TO RULE 13d-2(b)
                               (Amendment No.1)*

                                  Home Bancorp
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   436889 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 14, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[X]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

------------------

* The remainder of the cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 4 pages

                                                               Page 2 of 4 pages


CUSIP No. 436889 10 9                              Schedule 13G
          -----------                              ------------

1.       Name of Reporting Person
         S.S. or I.R.S. Identification Number of above person:

                                    Home Bancorp
                                    Employee Stock Ownership Plan

2.       Check the appropriate box if a member of a group*

                  (a)   [_]                          (b)   [X]

3.       SEC Use Only

4.       Citizenship or Place of Organization: Indiana

Number of Shares Beneficially Owned by Each Reporting Person with:

5.       Sole Voting Power:                                        0
                                                         --------------

6.       Shared Voting Power:                                202,034
                                                         --------------

7.       Sole Dispositive Power:                                   0
                                                         --------------

8.       Shared Dispositive Power:                           202,034
                                                         --------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         202,034
         -------

10.      Check Box If The Aggregate Amount in Row (9) Excludes Certain
         Shares*        [_]

11.      Percent of Class Represented by Amount in Row 9:    10.0%
                                                           -------

12.      Type of Reporting Person*: EP



                                * SEE INSTRUCTION

                                                               Page 3 of 4 pages


Item 1(a)         Name of Issuer: Home Bancorp
                  ---------------

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                                    132 East Berry Street
                                    P.O. Box 989
                                    Fort Wayne, Indiana 46801-0989

Item 2(a)         Name of Person Filing:
                  ---------------------

                                    Home Bancorp
                                    Employee Stock Ownership Plan

Item 2(b)         Address of Principal Business Office:  Same as Item 1(b)
                  -------------------------------------  -----------------

Item 2(c)         Citizenship: Indiana

Item 2(d)         Title of Class of Securities:  Common Stock
                  ----------------------------

Item 2(e)         CUSIP Number:             436889 10 9
                  ------------              -----------

Item 3            Check whether the person filing is a:
                  -------------------------------------

Item 3 (f)          X                  Employee   Benefit  Plan,  in  accordance
                  -----                with  Rule 13d-1(b)(1)(ii)(F).

Item 3(a)(b)(c)(d)(e)(g)(h)(i)(j)- not applicable.

Item 4(a)         Amount Beneficially Owned:   202,034
                  -------------------------    -------

Item 4(b)         Percent of Class:  10.0%
                  ----------------  ------

Item 4(c)         Number of shares as to which such person has:
                  (i)       sole power to vote or to direct the vote           0
                                                                         -------
                  (ii)      shared power to vote or to direct the
                            vote                                         202,034
                                                                         -------
                  (iii)     sole power to dispose or to direct the
                            disposition of                                     0
                                                                         -------
                  (iv)      shared power to dispose or to direct the
                            disposition of                               202,034
                                                                         -------

Item 5            Ownership of Five Percent or Less of Class:
                  ------------------------------------------

                                 Not Applicable

                                                               Page 4 of 4 pages

Item 6            Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person:
                  ------

                                 Not Applicable

Item 7            Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent
                  -----------------------------------------------------
                  Holding Company.
                  ---------------

                                 Not Applicable

Item 8            Identification and Classification of Members of the
                  ---------------------------------------------------
                  Group.
                  -----

                                 Not Applicable

Item 9            Notice of Dissolution of Group.
                  ------------------------------

                                 Not Applicable

Item 10           Certification.
                  -------------

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE:

         After reasonable inquiry and to the best of my knowledge and belief, as a member of the ESOP Committee, I certify that the information set forth in this statement is true, complete and correct.



Home Bancorp Employee Stock Ownership Plan

First Bankers Trust Company, N.A., Trustee


                                                  By:   /s/Carmen Walch
                                                        ------------------------
                                                         Date:  January 31, 2000
                                                         Name:  Carmen Walch
                                                         Title: Trust Officer